Exhibit 99.1

Monmouth Real Estate Investment Corporation

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	August 2, 2021
Contact: Becky Coleridge 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

BURLINGTON, VT

Holmdel, New Jersey…. August 2, 2021……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced that on July 29th it completed the acquisition of a new 143,794 square foot industrial building located at 635 Community Drive, S. Burlington, VT for a purchase price of $54.8 million. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 43.4 acres near the Burlington International Airport. The abundant land to building ratio of over 13 times, provides for substantial future expansion capacity. This acquisition represents our first in the State of Vermont.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 121 properties, containing a total of approximately 24.7 million rentable square feet, geographically diversified across 32 states. Our occupancy rate as of this date is 99.7%.

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